Exhibit 4.6

SUBSCRIPTION AGENT AGREEMENT

_______________, 2010

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, USA Technologies, Inc. (the “Company”), hereby confirms its arrangements with you as follows:

1.
Rights Offering - The Company is offering (the “Rights Offering”) non-transferable rights (the “Rights”) pursuant to which the holders thereof (the “Rights Holders”) are entitled to subscribe for the Company’s common stock, no par value per share (the “Common Stock”) and warrants to purchase shares of Common Stock (the “Warrants”). Such Rights are being distributed to all shareholders of record of Common Stock (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [•], 2010 (the “Record Date”), as well as to the holders, as of the Record Date, of our warrants to purchase up to 7,285,792 shares of common stock at $2.20 per share which expire on December 31, 2011, and to two warrant holders of the Company who are entitled to participate in the Rights Offering pursuant to the terms of their warrants (collectively, “Participating Warrant Holders”). The Rights, Common Stock and Warrants are described in a prospectus dated [•], 2010 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

As described in the Prospectus, the Company is issuing to Record Date Stockholders and the Participating Warrant Holders Rights to subscribe for up to [•] shares of Common Stock and Warrants to purchase up to [•] shares of Common Stock. Each Record Date Stockholder is being issued one Right for each share of Common Stock owned on the Record Date and each Participating Warrant Holder is being issued one Right for each share of Common Stock into which the warrants held by such Participating Warrant Holder are exercisable as of the Record Date. No fractional Rights will be issued, and any fractional Rights resulting from the issuance of the Rights will be rounded up to the next whole Right. The Rights entitle each Rights Holder to acquire one share of Common Stock and Warrant to acquire one share of Common Stock for every Right held, which is referred to as the subscription right (the “Subscription Right”). Rights may be exercised at any time during the subscription period (the “Subscription Period”), which commences on [•], 2010, and ends at 5:00 p.m., New York City time, on [•], 2010, the expiration date, unless extended by the Company (as may be so extended, the “Expiration Date”).

The subscription price for the Rights (the “Subscription Price”) is $[•].

2.
Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:
(a)	a copy of the Prospectus;
(b)	the form of Subscription Certificate (with instructions); and
(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company.

As soon as is reasonably practical, you shall mail or cause to be mailed to each Record Date Stockholder and Participating Warrant Holder at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of each Record Date Stockholder and Participating Warrant Holder for the number of Rights to which they are entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 6 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer FBO USA Technologies, Inc., you shall as soon as practicable after the Expiration Date mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Right duly subscribed for and furnish a list of all such information to the Company.

(b) Upon mailing certificates representing the securities, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares of Common Stock and Warrants sold in the Rights Offering.

5.
Defective Exercise of Rights Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures you use for lost stock certificates representing Common Shares in your capacity as transfer agent for the Company’s Common Stock.

6.
Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

7.
Reports - You shall notify the Company by telephone on or before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NGM trading days after the Expiration Date) (a ”daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice and the name and address of each such exercising Rights Holder, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iv) the cumulative total of the information set forth in clauses (i) through (iii) above, (v) for each soliciting broker-dealer, the number of Rights exercised indicating such broker-dealer as the broker-dealer with respect to such exercise, and (vi) such other information as the Company may reasonably request.  At or before 5:00 p.m., New York City time, on the first NGM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (vi) above. You shall also maintain and update a listing of Rights Holders who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 7 as any of them shall request.

8.
Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

George R. Jensen, Jr., Chief Executive Officer
David M. DeMedio, Chief Financial Officer

9.
Payment  of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount specified in the Fee Schedule attached hereto. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

10.
Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

11.
Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

12.
Notices - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: David M. DeMedio
Telephone: 610.989.0340
Telecopier: 610.989.0344

(b)	If to you, to:

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

Yours truly,

USA TECHNOLOGIES, INC.

By:

Name:

Title:

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:

Name:

Title: